EXHIBIT 99

At MedicalCV, Inc.:	At Padilla Speer Beardsley:
Jules Fisher	Tony Carideo/Shawn Brumbaugh
Chief Financial Officer	(612) 455-1700
(651) 452-3000	tcarideo@psbpr.com
www.medcvinc.com	sbrumbaugh@psbpr.com

FOR IMMEDIATE RELEASE

MedicalCV, Inc. Completes Bridge Debt Financing

MINNEAPOLIS, July 14, 2003—MedicalCV, Inc. (OTCBB: MDCVU), a Minnesota-based cardiothoracic surgery device manufacturer, today announced the completion of $2.0 million of bridge debt financing transactions with private investors, resulting in net proceeds of up to approximately $1.87 million.

“We are pleased to complete this bridge financing, which will enable us to continue operations while we seek to secure permanent financing to fund future growth,” said Blair P. Mowery, MedicalCV’s president and chief executive officer. “We are excited about our growth prospects and the progress we’ve made to-date in improving our profit margins and penetrating the U.S. heart valve market. We are pursuing additional financing necessary to fund our strategic plans to gain additional heart valve market share in the United States and abroad, and to continue expanding our product offerings for cardiovascular surgery, which is a key part of our growth strategy.”

Under the terms of the financing, MedicalCV established an additional one-year $1.0 million discretionary line of credit with PKM Properties, LLC, an entity controlled by one of the company’s directors and its largest individual shareholder, Paul K. Miller. To date, the company has borrowed approximately $765,000, including loan fees, under this line. The line, which requires the payment of interest at a rate of 10 percent per year, matures on May 27, 2004 and is secured by certain assets of the company.

As additional consideration for the financing, the company agreed to issue PKM ten-year warrants for the purchase of up to 380,357 shares of common stock at an exercise price of $0.70 per share with customary terms and conditions, including weighted-average anti-dilution rights. The company also agreed to modify certain terms of warrants issued to PKM in connection with a credit facility extended by PKM in January 2003, to conform to the terms of the warrants issued to PKM in July.

In a simultaneous transaction, the company entered into a loan agreement and borrowed $1.0 million from Peter L. Hauser, an existing shareholder, pursuant to a one-year subordinated note with an interest rate of 10 percent per year. Pursuant to an intercreditor agreement with PKM, the loan is secured by certain assets of the company. Mr. Hauser was issued ten-year warrants for the purchase of 380,357 shares of common stock on terms comparable to the PKM warrants.

About MedicalCV

MedicalCV, Inc. is a Minnesota-based cardiothoracic surgery device manufacturer with a fully integrated manufacturing facility, where it designs, tests and manufactures all of its products.  In July 2001, the U.S. Food and Drug Administration gave premarket approval for the Omnicarbon valve, based on 18 years of excellent clinical results in Europe, Japan and Canada, without requiring additional U.S. clinical trials.  To date, approximately 35,000 Omnicarbon valves have been implanted in patients in more than 30 countries.  For more information on the company, visit its Web site at www.medcvinc.com or call (651) 452-3000.

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to the expectations regarding our liquidity and capital resources and ability to obtain additional financing and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: our ability to fund our significant capital needs; market acceptance in the U.S. of our Omnicarbon 3000 heart valve; potential reductions in heart valve pricing by our competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for our Omnicarbon 4000 heart valve; competing technological and market developments; physician acceptance of our heart valves; dependence upon governmental reimbursements and third party suppliers; and the strength of the mechanical heart valve market. For more detailed information about these risks and uncertainties, please review our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2002, and Form 10-QSB for the quarter ended January 31, 2003.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond our control. We assume no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.